Exhibit 12

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



                                                  Ford Motor Company and Subsidiaries

                       CALCULATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
                       ----------------------------------------------------------------------------------------

                                                             (in millions)


                                                                      For the Years Ended December 31
                                                          ---------------------------------------------------------
                                                             2002         2001       2000      1999       1998
                                                          ----------- ---------- ---------- ---------- ------------
Earnings
--------
  Income before income taxes
   and cumulative effects of changes
   in accounting principles                               $   953     $(7,422)   $ 8,299    $ 9,857    $24,257
  Equity in net (income)/loss of affiliates
   plus dividends from affiliates                             132         856         99        (13)        88
  Adjusted fixed charges a/                                 9,595      11,242     11,263      9,339      9,120
                         -                                -------     -------    -------    -------    -------
    Earnings                                              $10,680     $ 4,676    $19,661    $19,183    $33,465
                                                          =======     =======    =======    =======    =======

Combined Fixed Charges and
 Preferred Stock Dividends
--------------------------
  Interest expense b/                                     $ 8,873     $10,863    $10,895    $ 9,020    $ 8,841
                   -
  Interest portion of rental expense c/                       381         333        307        261        227
                                     -
  Preferred stock dividend requirements of
   majority owned subsidiaries and trusts                     353          55         55         55         55
                                                          -------     -------    -------    -------    -------
    Fixed charges                                           9,607      11,251     11,257      9,336      9,123
Ford preferred stock dividend requirements d/                  22          22         22         22        121
                                           -              -------     -------    -------    -------    -------
  Total combined fixed charges
   and preferred stock dividends                          $ 9,629     $11,273    $11,279    $ 9,358    $ 9,244
                                                          =======     =======    =======    =======    =======
Ratios
------
  Ratio of earnings to fixed charges                          1.1         f/         1.7        2.1        3.7e/
                                                                                                              -

  Ratio of earnings to combined fixed
   charges and preferred stock dividends                      1.1         f/         1.7        2.0        3.6e/
                                                                                                              -
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Discontinued operations are excluded from all amounts.

- - - - -
a/ Fixed charges, as shown above, adjusted to exclude the amount of interest capitalized during the period and preferred stock dividend requirements of majority owned subsidiaries and trusts.
b/ Includes interest, whether expensed or capitalized, and amortization of debt expense and discount or premium relating to any indebtedness.
c/     One-third of all rental expense is deemed to be interest.
d/ Preferred stock dividend requirements of Ford Motor Company were increased to an amount representing the pre-tax earnings which would be required to cover such dividend requirements based on Ford Motor Company's effective income tax rates.
e/ Earnings used in calculation of this ratio include the $15,955 million gain on the spin-off of The Associates. Excluding this gain, the ratio is 1.9.
f/ Earnings for the year ended December 31, 2001 were inadequate to cover fixed charges. The coverage deficiency was $6.7 billion for ratio of earnings to fixed charges and $6.8 billion for ratio of earnings to combined fixed charges and preferred stock dividends.